Exhibit 99.1


                                     Contact: Cara O'Brien of Financial Dynamics
                                                                    212.850.5600
                                           Steve Feldman - CFO/ Barneys New York
                                                                    212.450.8613


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


   BARNEYS NEW YORK, INC. REPORTS RECORD NINE MONTH AND THIRD QUARTER RESULTS;
            COMP STORE SALES GROW 15.9%, OPERATING INCOME UP 95% AND
               NET INCOME IMPROVES $7.9 MILLION IN THE NINE MONTHS



New York, N.Y., November 22, 2004 - Barneys New York, Inc. today announced results for the nine months and third quarter ended October 30, 2004.

Net sales for the nine months ended October 30, 2004 increased 17.0% to $341.7 million from $292.0 million in the corresponding period last year. Comparable store sales increased 15.9%. Operating income increased 95.3% to $24.5 million in the nine months, compared to $12.5 million in the prior year period. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 56.7% to $33.0 million in the nine months, compared to $21.1 million in the prior year period. Net income rose to $8.8 million, or 59 cents per diluted share, for the nine months, compared to $0.8 million and 6 cents per diluted share in the year ago period.

Net sales for the third quarter increased 13.5% to $126.9 million from $111.9 million in the corresponding period last year. Comparable store sales increased 12.5%. Operating income increased 25.1% to $10.3 million in the three months, compared to $8.2 million in the corresponding period last year. EBITDA increased 18.7% to $13.2 million in the third quarter of 2004, compared to $11.1 million in the third quarter of fiscal 2003. Net income rose to $4.3 million, or 28 cents per diluted share, for the third quarter, compared to $4.1 million and 29 cents per diluted share in the year ago period.

"We are energized by the completion of another quarter of strong double-digit comp store sales growth. Our 12.5% comps in this year's third quarter built on almost 8% comps last year. Through nine months, sales are being driven by solid double-digit comp store sales increases in each of our flagship, regional and Co-Op stores," stated Howard Socol, Chairman, President and Chief Executive Officer. "Operating margins continue to improve. Strong sales growth, and continued expense leverage, has driven our EBITDA margin to almost 10% of sales this year from about 7% last year." Mr. Socol continued, "Our third quarter sales momentum has continued into November. The flow of new merchandise receipts is strong and our inventory is current. We have also committed additional resources in our stores and in marketing to continue driving our business during this important holiday selling season."

Mr. Socol added, "The performance of our newest Co-Op store, which opened in September on the Upper West Side of Manhattan, is exceeding expectations. We continue to review additional sites for the expansion of this concept beyond the three additional Co-Op stores planned to open in Spring 2005. We are also delighted to be exploring future sites for the roll-out of additional flagship stores." Commenting on the recent conclusion of the Company's exploration of strategic alternatives, Mr. Socol said, "We are pleased with the outcome of this process. Upon completion of the merger, we will continue to implement our core business strategies and our growth initiatives as part of Jones Apparel Group. We see tremendous opportunity to further capitalize on the favorable trends in the luxury retail sector and to further strengthen the Barneys brand."

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills and Chicago. In addition, the Company operates three regional full price stores, four CO-OP Barneys New York stores, eleven outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain "forward looking statements" within the meaning of the federal securities laws. These statements include, among others, statements regarding the Company's expected business outlook, anticipated financial and operating results, the Company's business strategy and means to implement the strategy, the Company's objectives, the amount and timing of future store openings and capital expenditures, the likelihood of success in expanding the


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
Company's business, financing plans, working capital needs and sources of liquidity. Forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as filed with the Securities and Exchange Commission.


























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
                     Barneys New York, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                   (UNAUDITED)

                                                                THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                          OCTOBER 30,         NOVEMBER 1,            OCTOBER 30,       NOVEMBER 1,
                                                             2004                2003                   2004              2003
                                                      -------------------   ---------------      -----------------   ---------------
Net sales                                                      $ 126,944         $ 111,893              $ 341,750         $ 291,985
Cost of sales                                                     69,934            61,188                185,241           159,949
                                                      -------------------   ---------------      -----------------   ---------------

          Gross profit                                            57,010            50,705                156,509           132,036

Expenses:

  Selling, general and administrative expenses
    (including occupancy costs)                                   45,154            40,775                128,179           115,468
  Depreciation and amortization                                    2,901             2,891                  8,523             8,525
  Other income - net                                              (1,363)           (1,209)                (4,665)           (4,486)
                                                      -------------------   ---------------      -----------------   ---------------

          Operating income                                        10,318             8,248                 24,472            12,529

Interest and financing costs, net of interest income               3,914             3,957                 11,752            11,250
                                                      -------------------   ---------------      -----------------   ---------------

          Income before income taxes                               6,404             4,291                 12,720             1,279

Income taxes                                                       2,067               150                  3,943               450
                                                      -------------------   ---------------      -----------------   ---------------

          Net income                                           $   4,337         $   4,141              $   8,777         $     829
                                                      ===================   ===============      =================   ===============

Basic net income per share of common stock                         $0.31             $0.29                  $0.62             $0.06
                                                      ===================   ===============      =================   ===============

Diluted net income per share of common stock                       $0.28             $0.29                  $0.59             $0.06
                                                      ===================   ===============      =================   ===============

Weighted average number of shares of common stock
  outstanding:
          Basic                                                   14,154            14,103                 14,131            14,103
                                                      ===================   ===============      =================   ===============

          Diluted                                                 15,317            14,464                 14,937            14,384
                                                      ===================   ===============      =================   ===============


The following table reconciles Net income to EBITDA

Net income                                                     $   4,337         $   4,141              $   8,777         $     829
Interest and financing costs, net of interest income               3,914             3,957                 11,752            11,250
Income taxes                                                       2,067               150                  3,943               450
Depreciation and amortization                                      2,901             2,891                  8,523             8,525
                                                      -------------------   ---------------      -----------------   ---------------
EBITDA                                                         $  13,219         $  11,139              $  32,995         $  21,054
                                                      ===================   ===============      =================   ===============

EBITDA for each period represents the sum of (a) the respective amounts of Net income set forth above for such period; plus (b) the respective amounts of Interest and Financing Costs, Net of Interest Income, Income Taxes and Depreciation and Amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA is also a measure utilized in a covenant contained in our credit facility and in a covenant in the indenture governing our 9% senior secured notes that limits our ability to incur indebtedness. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.

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